UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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DRUGMAX, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DrugMax, Inc.
312 Farmington Avenue
Farmington, Connecticut 06032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, June 23, 2006

Notice is hereby given that the annual meeting of stockholders of DrugMax, Inc. (the “Company”), a Nevada corporation, will be held at the Company’s corporate offices, 312 Farmington Avenue, Farmington, Connecticut 06032, on June 23, 2006 at 10:00 a.m., Eastern Time (the “annual meeting”) for the following purposes:

1.	To elect directors to serve until the annual meeting in 2007 and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year;

3.	To approve an amendment to the Company’s Certificate of Incorporation to change the name of the Company to Familymeds Group, Inc.,

4.
To approve a proposal to empower the Board of Directors, in its discretion, to undertake a reverse stock split of DrugMax’s common stock at a ratio of between one-for-ten and one-for-two at any time on or prior March 31, 2007 (the “Reverse Stock Split”), or not to complete the Reverse Stock Split;

5.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the annual meeting. The Company’s annual report on Form 10-K is also enclosed. Stockholders of record at the close of business on April 26, 2006 are entitled to receive notice of and to vote at the annual meeting and any adjournment thereof.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend, please sign and return the enclosed proxy card promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the annual meeting, if you so desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. If your shares are held in street name by a brokerage firm, you may not vote your shares in person at the annual meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares and you present this power of attorney or proxy at the annual meeting.

Please note that attendance at the annual meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the annual meeting your bank or brokerage statement evidencing your beneficial ownership of the Company common stock.

By Order of the Board of Directors,

Allison D. Kiene
Senior Vice President, General Counsel and Corporate Secretary
Farmington, Connecticut
May 24, 2006

TABLE OF CONTENTS

Information About the Annual Meeting and Voting	1

What is the Purpose of the Annual Meeting	1
Shares Entitled to Vote	1
Voting Your Proxy	1
Revoking Your Proxy	2
Who May Attend the Annual Meeting	2
Quorum Requirement	2
Vote Necessary to Approve Proposals	2
What if Other Matters are Presented for Determination at the Annual Meeting	3
Who Pays the Expenses Incurred in Connection With the Solicitation of Proxies	3
How May I Get Additional Copies of the Annual Report	3

Proposal 1: Election of Directors	4

Information regarding Directors	5

Corporate Governance and Related Matters	7

Corporate Governance Guidelines	7
Meetings of the Board	7
Code of Ethics	7
Committees of the Board	7
Outside Director Compensation	8
Compensation Committee Interlocks and Insider Participation	8
Certain Transactions with Directors and Officers	8

Audit Committee Report	10

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	11

Proposal 3: Change of Name from DrugMax, Inc. to Familymeds Group, Inc.	12

Proposal 4: Reverse Stock Split	12

Other Matters	17

Share Ownership of Directors, Certain Executive Officers and Principal Stockholders	18

Executive Compensation and Related Matters	22

Named Executive Officers	22
Compensation to Executive Officers	23
Stock Options	24
Employment Agreements and Other Arrangements	25
Equity Compensation Plan Information	27

Compensation Committee Report	28

Stock Performance Graph	29

Section 16(a) Beneficial Ownership Reporting Compliance	30

Stockholder Proposals for our Annual Meeting in 2007	30

Householding	30

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished by the Board of Directors and management of DrugMax, Inc. (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2006 annual meeting of stockholders, which will be held at 10:00 a.m., Eastern Time on Friday, June 23, 2006, at the Company’s corporate offices, 312 Farmington Avenue, Farmington, Connecticut 06032. The Board of Directors of DrugMax, Inc. is soliciting your proxy to vote at our 2006 annual meeting of stockholders (or at any adjournment of the annual meeting). This proxy statement summarizes the information you need to know to vote at the annual meeting.

We began mailing this proxy statement and the enclosed proxy card on or about May 26, 2006 to all stockholders entitled to vote. The DrugMax, Inc. annual report which includes our financial statements, is being sent with this proxy statement.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters described in the accompanying notice of annual meeting, including the election of eight directors, the appointment of our independent registered public accounting firm, an amendment to the Company’s Certificate of Incorporation to change the name of the Company to Familymeds Group, Inc. and a proposal to empower the Board of Directors to undertake a reverse stock split in its discretion.

Shares entitled to vote?

We have one class of voting shares outstanding. Only stockholders of record of our common stock (the “common stock”) at the close of business on the record date, April 26, 2006 are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date, at the annual meeting, or any postponement or adjournment of the annual meeting. As of the record date for the annual meeting, each share of common stock had one vote on each matter to be voted upon. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about May 26, 2006.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by mailing your signed proxy card in the postage-paid envelope provided. Returning the proxy card by mail will not affect your right to attend the annual meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the election of all 8 nominees for director (as described beginning on page 4);

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2006 (as described beginning on page 11); and

•	“FOR” the amendment to the Company’s Certificate of Incorporation to change the name of the Company to Familymeds Group, Inc. (as described beginning on page 12); and

•
“FOR” the proposal to approve a proposal to empower the Board of Directors, in its discretion, to undertake a reverse stock split of DrugMax’s common stock at a ratio of between one-for-ten and one-for-two at any time on or prior March 31, 2007, or not to complete the Reverse Stock Split (as described beginning on page 12).

If any other matter is presented at the annual meeting, your proxy will vote in accordance with your proxy’s best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the annual meeting.

Revoking your proxy

You may revoke your proxy by:

•	sending in another signed proxy card with a later date;

•	notifying our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

Who may attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting of stockholders on June 23, 2006. The Board of Directors has fixed the close of business on April 26, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting. As of April 26, 2006, the Company had 66,107,406 shares of common stock, par value $.001 per share issued and outstanding.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid annual meeting. The presence in person or by proxy at the annual meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

	Item	Vote Necessary
Item 1:	Election of directors
Directors are elected by a plurality of the votes represented by the shares of common stock at the annual meeting in person or by proxy, voting as a single class. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” and “against” affect the outcome. Withheld votes and abstentions have no effect on the vote.

Item 2:	Ratification of appointment of independent registered public accounting firm
Approval is by affirmative vote of a majority of the votes represented by the shares of common stock present at the annual meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against.

Item 3:	Change of Company name to Familymeds Group, Inc.
Approval is by affirmative vote of a majority of the votes represented by the shares of common stock present at the annual meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against.

Item 4:	Reverse Stock Split
Approval is by affirmative vote of a majority of the votes represented by the shares of common stock present at the annual meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against.

What if other matters are presented for determination at the annual meeting?

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

The cost of soliciting proxies will be borne by the Company. The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of the Company, without additional compensation for such services. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such brokerage firms, custodians, nominees and fiduciaries, and the Company will reimburse them for reasonable out of pocket expenses incurred by them in so doing.

How may I get additional copies of the annual report?

Our annual report for the fiscal year ended December 31, 2005, including financial statements, is enclosed. The Company’s annual report on Form 10-K is also available online at www.drugmax.com (click on “Investors” and “Financial Reports”). For additional printed copies, please contact Brandi Piacente, The Piacente Group, 475 Park Avenue South, Fifth Floor, New York, NY 10016, call 212-481-2050 or e-mail brandi@thepiacentegroup.com. Neither our annual report nor any of the information located on our website is incorporated into this proxy statement and none of such material is considered proxy soliciting material.

PROPOSALS
PROPOSAL 1:	ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members, and eight directors are to be elected at the annual meeting, each director to hold office until the next annual meeting of stockholders, or until his successor is elected and qualified or until his earlier resignation, removal from office or death. The following eight individuals have been nominated to serve on the Board of Directors:

Dr. Philip P. Gerbino
Peter J. Grua
Mark T. Majeske
Edgardo A. Mercadante
James E. Searson
Dr. Rakesh K. Sharma
Jugal K. Taneja
Laura L. Witt

All of the foregoing nominees have consented to serve as a director, if elected.

Stockholders may vote for up to eight nominees and the eight nominees receiving the most votes cast at the annual meeting, in person or by proxy, will be elected as directors. The stockholders may not vote cumulatively in the election of directors. In the event any of the nominees should be unable to serve, which is not anticipated, the proxy holders will vote the proxies for such other person or persons for the office of director as the Board of Directors may recommend.

The following table sets forth the current directors of the Company, who are also nominees for directors to be elected at the annual meeting, their ages as of May 1, 2006, and the positions currently held by each such person with the Company.

				Committee Participation
Name	Age	Year Appointed (1)	Position	Executive	Compensation	Nominating and Governance	Audit
Edgardo A. Mercadante	50	2004	Chairman of the Board, President and Chief Executive Officer	C
James E. Searson	53	2005	Director, Senior Vice President and Chief Operating Officer
Dr. Philip P. Gerbino	59	2004	Director			X	X
Peter J. Grua	51	2004	Director	X	C	X	X
Mark T. Majeske	48	2004	Director		X
Dr. Rakesh K. Sharma	48	2004	Director		X
Jugal K. Taneja	61	2004	Director
Laura L.Witt	37	2004	Director	X		C	C

(X)	Member of Committee
(C)	Chairperson of Committee
(1)	On November 12, 2004, DrugMax, Inc. and Familymeds Group, Inc. merged and a new Board of Directors was elected. Prior to the merger, Mr. Taneja served as the Company's Chairman of the Board.

Pursuant to the Company’s bylaws, each director serves for a term of one (1) year or until his successor is duly qualified. There are no family relationships among any of the Company’s directors and named executive officers. There are no arrangements or understandings between directors and any other person concerning service as a director.

Information regarding Directors:

 Edgardo A. Mercadante has served as the Company’s Chief Executive Officer and Chairman of the Board since the merger of DrugMax, Inc. with Familymeds Group, Inc. (“FMG”) on November 12, 2004 (the “Merger”). He served as FMG’s Chairman of the Board, Chief Executive Officer and President since 1997. Mr. Mercadante has over twenty-five years of experience in the prescription health care and managed care industries including significant experience in retail pharmacy. Mr. Mercadante was President of Arrow Corporation between the years of 1987 to 1996. He was President and Chief Executive Officer of APP, a pharmacy benefit management company, which he co-founded in 1991. Mr. Mercadante served in management positions from 1980 to 1986 with Rite Aid Corporation. Mr. Mercadante is active in many national and state professional pharmacy organizations. Mr. Mercadante is a licensed pharmacist and holds a B.S. in Pharmacy from Philadelphia College of Pharmacy and Science. Mr. Mercadante holds directorships with General Nutrition Centers and ProHealth. He holds a Trusteeship with the University of Sciences in Philadelphia.

James E. Searson has served on the Company’s Board of Directors since February 24, 2005. Since April 13, 2006, he has served as the Company’s Chief Operating Officer. From May 23, 2005 to April 13, 2006, he served as the Company’s Chief Financial Officer. A certified public accountant, Mr. Searson worked at Ernst & Young from 1975 through 2004, most recently as an audit partner who managed the firm’s office in Hartford, CT. He also served in Ernst & Young’s offices in Chicago, IL; Zurich, Switzerland; Hamburg, Germany; and Munich, Germany. During his tenure at Ernst & Young, Mr. Searson provided audit, accounting, financial due diligence and reporting counsel and services to multinational manufacturing, distribution and service companies. Mr. Searson has a BSBA degree in accounting from John Carroll University, and also has completed the International Executive Management and Executive Management programs at Northwestern University. He is a member of the American Institute of Certified Public Accountants.

Dr. Philip P. Gerbino has served on the Company’s Board of Directors since November 12, 2004. Previously, he served as a director of FMG since December 1996. Dr. Gerbino has been President of the University of the Sciences in Philadelphia and the Philadelphia College of Pharmacy since January 1995. Dr. Gerbino is also a past president of the American Pharmaceutical Association and is a well established consultant in the pharmaceutical and health care industry. He earned his PharmD. in 1970 from the Philadelphia College of Pharmacy and Science.

Peter J. Grua has served on the Company’s Board of Directors since November 12, 2004. Previously, he served as a director of FMG. He also is a Managing Partner of HLM Venture Partners, where he has been employed since 1992. He has over 20 years of experience as an investor focused on the health care industry. Prior to joining HLM in 1992, Mr. Grua was a Managing Director and Senior Analyst at Alex Brown and Sons, where he led the firm’s health care services and managed care research efforts. Previously, he was a research analyst at William Blair & Company and a strategy consultant at Booz Allen Hamilton. Mr. Grua is also a director of Health Care REIT, Renal Care Group, and two other private companies. Mr. Grua holds an AB degree from Bowdoin College and an MBA from Columbia University.

Mark T. Majeske has served on the Company’s Board of Directors since November 12, 2004. From July 1996 to June 2000, Mr. Majeske served as Group President of McKesson HBOC/Pharmaceutical Group. Prior to becoming Group President, Mr. Majeske served as Executive Vice President Customer Operations and Regional Executive Vice President for McKesson. Since leaving McKesson in 2000, he has been a private investor and advisor to startup companies and most recently served as Chief Executive Officer of Day Runner, Inc., which was sold to MeadWestvaco Corporation in late 2003.

Dr. Rakesh K. Sharma has served on the Company’s Board of Directors since November 12, 2004. He is an Interventional Cardiologist and is a member of the medical staff of several hospitals in the Tampa Bay, Florida area, where he has practiced for over ten years. Since August, 1999, he has been a partner and director of The Heart and Vascular Institute of Florida, LLC. Dr. Sharma also is Chief-of-Staff of Largo Medical Hospital, he serves on the board of trustees for Largo Medical Center and is the Director of Emergency Cardiac Services at Largo Medical Center. Since March 1999, Dr. Sharma has served on the Board of Directors of Dynamic Health Products, Inc., a publicly traded company. He is a member of Board of Directors of the American Association of Cardiologist of Indian Origin and the International Society of Intravascular Ultrasound.

Jugal K. Taneja has served on the Company’s Board of Directors since the Company’s inception. From April 1996 until November 12, 2004, Mr. Taneja served as the Company’s Chief Executive Officer. In addition to his service to the Company, Mr. Taneja operates several other companies. He is presently the Chairman of the Board of Dynamic Health Products, Inc. (“Dynamic”), a position he has held since Dynamic’s inception in 1991. From November 1991 to June 1998, he served as Chief Executive Officer of Dynamic. Dynamic, a publicly traded company, is a distributor of proprietary and nonproprietary dietary supplements, over-the-counter drugs, and health and beauty care products. Mr. Taneja has served as the Chairman of the Board of GeoPharma, Inc., a publicly traded company that manufactures and distributes generic drugs, health and beauty aids, nutritional and health products, since June 1998. Mr. Taneja is the chairman of Bancequity Petroleum Corporation, a private company that owns and operates 290 oil and gas wells. Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration from Rutgers University.

Laura L. Witt has served on the Board of Directors since November 12, 2004. Previously, she served as a director of FMG. She is a General Partner of ABS Capital Partners, a private equity firm which she joined in 1997. Prior to joining ABS Capital Partners, Ms. Witt was a consultant with Monitor Company and with Oliver, Wyman & Company, both strategy consulting firms. Ms. Witt received a Bachelor of Arts from Princeton University and an M.B.A. from the Wharton School of Business, University of Pennsylvania. She currently serves as a director of Cyveillance, Inc., NSI Software, Inc., and of Rosetta Stone, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOREGOING NOMINEES AS DIRECTORS.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance.

Meetings of the Board.

During the fiscal year ended December 31, 2005, there were 10 meetings of the Board of Directors of the Company. Each of the directors attended 100% of the meetings of the Board of Directors and of all committees on which he or she serves.

Code of Ethics

The Company has adopted a written code of ethics that applies to its principal executive officer, principal financial officer and principal accounting officer, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the United States Securities and Exchange Commission. A copy of the code of ethics is posted and publicly available on the Company’s internet website at www.drugmax.com. This website address is intended to be an inactive, textual reference only; none of the material on this website is part of this report. If there are any amendments to or waivers of the code of ethics, the Company intends to promptly disclose the nature of any such amendment or waiver on its website.

Committees of the Board

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the United States Securities Exchange Act of 1934. Currently, the Company’s Audit Committee consists of Mr. Grua, Dr. Gerbino and Ms. Witt. Each of the members of the Audit Committee is independent pursuant to Rule 4200(a)(15) of the National Association of United States Securities Dealers’ listing standards. The Company has determined that it has at least one Audit Committee financial expert serving on its Audit Committee, as that term is defined by Item 401 of Regulation S-K. Currently, Ms. Witt serves as the Audit Committee’s financial expert.

The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Investor relations section of the Company’s website at www.drugmax.com.

Compensation Committee

The Compensation Committee is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, and the Compensation Committee is authorized to exercise all of the powers of the Board in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles.

Nominating and Corporate Governance Committee

Under the Company’s corporate governance guidelines, the Nominating and Governance Committee shall:

1.
Develop and recommend to the Board for adoption, qualifications for members of the Board and its committees and criteria for their selection, and periodically review such qualifications and criteria and recommend for adoption by the Board changes which the Committee determines advisable;

2.	Identify, review the qualifications of, and interview potential candidates to fill Board positions;

3.	Review the suitability for continued service as a director of each Board member prior to the expiration of his or her term;

4.	Select the nominees to stand for election at each annual meeting of stockholders; and

5.	Promptly report to the Board the results of its annual meetings and actions.

While there are no formal procedures for stockholder recommendations, the Nominating and Governance Committee will consider nominees recommended by stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Nominating and Governance Committee in writing with whatever supporting material the stockholder considers appropriate prior to the deadline set forth in “Stockholder Proposals for our Annual Meeting in 2007.”

Outside Director Compensation

Upon election to the Board of Directors, each outside director receives an award of restricted stock in the amount of $50,000. Such shares shall vest  1/3 upon the date of grant and  1/3 on the first and second anniversary thereafter. Further, on each year following his or her election to the Board, each outside director receives an award of restricted stock in the amount of $25,000. The foregoing shares are granted under the Company’s 2003 Restricted Stock Plan. In addition, each outside director is issued an option to purchase 10,000 shares of common stock annually each year following his or her election to the Board of Directors. Each outside director who serves as a member of a committee is issued an option to purchase 5,000 shares of the Company’s common stock annually. The chairperson of each committee, other than the Audit Committee, is issued an option to purchase an additional 5,000 shares of common stock annually. The chairperson of the Audit Committee and the Chairman of the Board is issued an option to purchase 10,000 shares of the Company’s common stock annually. The foregoing options are granted under the Company’s 1999 Incentive and Non-Statutory Stock Option Plan.

All of the Company’s outside directors receive $2,000 for each meeting of the Board of Directors that they attend, $5,000 per quarter and reimbursement of their reasonable out-of-pocket expenses incurred in connection with such meetings. In addition, each outside director who serves on a committee receives $1,000 for each committee meeting attended.

 Compensation Committee Interlocks and Insider Participation

Dr. Rakesh K. Sharma and Messrs. Mark T. Majeske and Peter J. Grua comprised the Compensation Committee for fiscal year ended December 31, 2005. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No named executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose named executive officers served as a director of the Company. Nor did any named executive officer of the Company serve as a director of another entity, one of whose named executive officers serve on the Compensation Committee of the Company.

Certain Transactions with Directors and Officers

The information set forth herein briefly describes certain relationships and related transactions during the last three fiscal years between the Company and its directors, officers and stockholders owning 5% or more of the Company’s common stock. These relationships and transactions have been and will continue to be reviewed and approved by a majority of the Company’s independent directors and the Audit Committee.

The Company’s drug distribution operations operated out of two locations, one in New Castle, Pennsylvania and one in St. Rose, Louisiana. The Pennsylvania facility is located at 209 Green Ridge Road, New Castle, Pennsylvania 16105. The Company leases this premises from Becan Development LLC, a related party owned, in part, by one of the Company’s directors. This facility consists of approximately 45,000 square feet of office, warehouse, shipping and distribution space. The property was initially leased pursuant to a lease with a base term of 15 years expiring December 30, 2018, with a monthly lease payment of $17,000. In connection with the sale of select assets from Valley Drug Company located in New Castle, Pennsylvania to Rochester Drug Cooperative (“RDC”) on December 27, 2005, the lease was amended. The amendment provides that the term of the lease be 5 years, commencing December 21, 2005, with 2 additional 5-year options for renewal, and provides an option to purchase the premises from the landlord. RDC has agreed to enter into a lease assignment and assumption agreement for the amended New Castle lease contingent upon the Company and the landlord securing consents from the Pennsylvania Industrial Development Authority to such assignment. Until such time as the consents are obtained, the parties have agreed to operate under a sublease agreement.

The Company also leases its Louisiana facility, which is located at 10016 River Road, St. Rose, Louisiana, 70087, from River Road Real Estate LLC, a related party owned, in part, by one of the Company’s directors. The building consists of approximately 39,000 square feet of office and warehouse space. The lease for the St. Rose location is for a term of five years expiring October 2006 and carries a monthly lease payment of $15,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent outside directors. The Committee has prepared the following report on its activities with respect to DrugMax’s audited financial statements for the fiscal year ended December 31, 2005. Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the United States Securities Act of 1933 or the United States Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the following report shall not be deemed to be incorporated by reference into any prior filings nor future filings made by the Company under those statutes, or to be “soliciting material” or to be “filed” with the United States Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the United States Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting activities. The Audit Committee meets with the Company’s independent registered public auditors and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent registered public auditors. The functions of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent registered public auditors and are in no way designed to supersede or alter the traditional responsibilities of the Company’s management and the independent registered public auditors. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public auditors.

During fiscal year ended December 31, 2005, the Audit Committee of the Board of Directors met seven times. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with the Company’s management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the financial statements with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letters from Deloitte & Touche LLP, required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with this firm. The Audit Committee has considered the provision of services by Deloitte & Touche LLP, covered in “Audit and Related Fees” below, and has determined that such services are compatible with Deloitte & Touche LLP maintaining its independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K, as amended for the fiscal year ended December 31, 2005 for filing with the United States Securities and Exchange Commission.

Respectfully submitted,
The Audit Committee of the Board of Directors
Laura L. Witt, Chair
Dr. Philip P. Gerbino
Peter J. Grua

PROPOSAL 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Independent Registered Public Accounting Firm

On November 12, 2004, FMG merged with and into DrugMax, Inc. For accounting purposes, however, FMG was deemed to be the acquirer and therefore its financial results for periods prior to the Merger are included in the Company’s annual report on Form 10-K. For the two years prior to the Merger, FMG, the acquirer in the Merger, retained Deloitte & Touche LLP as its independent registered public accounting firm, and DrugMax, Inc. retained BDO Seidman, LLP as its registered public accounting firm. On November 12, 2004, the newly appointed Audit Committee of the Company approved the retention of Deloitte & Touche LLP and the dismissal of BDO, as the independent registered accounting firm of the merged company, and changed its fiscal year end to reflect FMG’s year end. Deloitte & Touche LLP continues to serve as the Company’s independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

Audit and Related Fees

The following tables set forth the aggregate fees billed by Deloitte & Touche LLP for the services indicated for the years ended December 31, 2005 and January 1, 2005.

	2005	2004
Audit	$808,260	$365,087
Audit Related	14,563	551,066
Total	$822,823	$916,153

Audit Fees. Audit fees were for professional services rendered in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and January 1, 2005 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees. Audit related fees for the fiscal year ended December 31, 2005 consist of fees for services provided in connection with the audit of the Company’s benefit plan. Audit related fees for the fiscal year ended January 1, 2005 include fees primarily for merger and due diligence work.

Fee Approval Policy

DrugMax’s Audit Committee pre-approves all non-audit services provided to DrugMax by its independent registered public accounting firm. According to its revised Audit Committee charter, a copy of which was previously filed with the United States Securities and Exchange Commission, this pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the committee’s next annual meeting. Approvals of non-audit services will be publicly disclosed in DrugMax’s periodic reports filed with the United States Securities and Exchange Commission. For the fiscal year 2005, all non-audit services were pre-approved by the Audit Committee. The Audit Committee determined the rendering of the “audit related” work, listed above, by Deloitte & Touche LLP is compatible with maintaining the auditor’s independence.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting will be required to ratify the Audit Committee’s selection of Deloitte & Touche LLP. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AUDITORS FOR THE CURRENT FISCAL YEAR.

PROPOSAL 3:	CHANGE OF COMPANY NAME TO FAMILYMEDS GROUP, INC.

General

The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to the Company's Certificate of Incorporation to change the name of the Company to Familymeds Group, Inc. (the “Amendment”). The name change will become effective when the Amendment is filed with the Corporate Secretary of State for the State of Nevada. The Company intends to file the Amendment promptly after the stockholders approve the name change. The Company has reserved the stock symbol “FMRX” in anticipation of this change.

Purpose

On November 12, 2004, DrugMax, Inc. and Familymeds Group, Inc. merged (the “Merger”). The name of the surviving company in the Merger was DrugMax, but, from an accounting perspective, Familymeds Group, Inc. was the survivor in the merger. Since then, the Company has continued to operate its pharmacy division under the Familymeds name, and, in 2005, the Company exited the legacy wholesale distribution business previously conducted by DrugMax. Accordingly, since the Company no longer operates the legacy DrugMax business, but is, instead, focused only on the Familymeds pharmacy business, the Board of Directors believes it to be in the best interests of the Company to change its name to Familymeds Group, Inc. since this is the name by which most of the Company’s pharmacy customers and vendors know the Company and because Familymeds better reflects the current, ongoing business of the Company.

Vote Required; Recommendation of Board of Directors

The Board of Directors has unanimously approved the Amendment and the proposal to change the name of the Company to Familymeds Group, Inc. The affirmative vote of the holders of a majority of all outstanding shares of the Company's common stock entitled to vote at the annual meeting in person or by proxy, will be required for approval of the Amendment. If the name change is not approved, the Company's name will continue to be DrugMax, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO CHANGE THE
COMPANY’S NAME TO FAMILYMEDS GROUP, INC.

PROPOSAL 4:	REVERSE STOCK SPLIT

General

The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval a proposal to empower the Board of Directors, in its discretion, to undertake a reverse stock split of DrugMax’s common stock at a ratio of between one-for-ten and one-for-two at any time on or prior March 31, 2007, or not to complete the reverse stock split. If this proposal is approved by the stockholders, the Board of Directors shall have the power to implement the reverse stock split, at the ratio it chooses in its discretion, at any time on or prior to March 31, 2007. The Board of Directors believes that approval of a range of reverse split ratios, rather than approval of a specific reverse split ratio, and allowing it ample time to either implement the reverse split (up to March 31, 2007) or to abandon the reverse stock split, provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split discussed below. In deciding at what ratio to effectuate the reverse stock split, the Board of Directors will consider DrugMax’s current stock price, the increase needed to regain compliance with the Nasdaq Capital Market’s continued listing requirements and, generally, the price which will be most appealing to investors, analyst, brokers, employees and other service providers.

 Purpose

As previously disclosed, on March 20, 2006, the Company received a letter from Nasdaq notifying it that for the last 30 consecutive business days, the bid price of its common stock had closed below the $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), Nasdaq will provide the Company with 180 calendar days, or until September 18, 2006, to regain compliance. If at any time before September 18, 2006, the bid price of the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days, the Company will regain compliance with Rule 4310(c)(4) and Nasdaq will confirm such compliance. If compliance with this rule cannot be demonstrated by September 18, 2006, Nasdaq will determine whether the Company meets the Nasdaq Capital Market’s initial listing requirements, except for the bid price requirements. If it meets such initial listing requirements, Nasdaq will provide the Company with an additional 180-day compliance period, or until March 18, 2007. If the Company is not eligible for the additional compliance period, Nasdaq will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist the common stock to a Listings Qualifications Panel.

During the compliance period(s), the Company intends to continue to aggressively execute on its business plan, including its plan to increase its sales through organic growth and through the selective acquisition of pharmacies and its plan to increase margins by focusing on higher-margin products. However, the Company also intends to consider its other options in the event its stock price remains below $1.00. One of these options is to undertake a reverse stock split of its common stock, which requires the approval of the Company’s stockholders. Although there can be no assurances, the Company believes a reverse stock split could help raise its stock price to allow it to regain compliance with the Nasdaq Capital Market continued listing requirements.

The requirements for continued listing on the Nasdaq Capital Market are listed below:

•
either (a) stockholders’ equity of $2,500,000, (b) net income in the most recently completed fiscal year or in two of the last three years of $500,000, or (c) market value of listed securities of $35,000,000;

•	a public float of 500,000 shares;

•	a market value of public float of $1,000,000;

•	a minimum bid price of $1.00 per share;

•	at least two market makers;

•	at least 300 round lot stockholders; and

•	compliance with Nasdaq corporate governance rules.

In addition to the benefits of remaining on the Nasdaq Capital Market System, the Board of Directors believes that a higher stock price could help DrugMax attract and retain employees and other service providers and may make DrugMax more appealing to investors and brokerage firms, which are generally reluctant to recommend lower priced securities to their clients. Generally, analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Further, investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks.

Risks of Reverse Stock Split

Although the purpose of the reverse stock split is to increase DrugMax’s stock price, there can be no assurance that it will have this effect or that DrugMax will be able to maintain its stock price at over $1.00 so that it can qualify for continued inclusion on the Nasdaq Capital Market. Further, even though the reverse stock split, by itself, would not impact DrugMax’s assets or prospects, the reverse stock split could be followed by a decrease in the aggregate market value of the common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•
The market price per new share of DrugMax common stock after the reverse stock split will rise in proportion to the reduction in the number of old shares of DrugMax common stock outstanding before the reverse stock split;

•	The market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq Capital Market for continued listing;

•	The reverse stock split will result in a per share price that will attract employees, brokers and investors who do not trade in lower priced stocks; or

•	The reverse stock split will result in a per share price that will increase DrugMax’s ability to attract and retain employees and other service providers.

After the reverse stock split, the market price of DrugMax’s common stock will also be based on DrugMax’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of DrugMax’s common stock declines, the percentage decline as an absolute number and as a percentage of DrugMax’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of DrugMax’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of stockholders of DrugMax who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there is no assurance that the reverse stock split will achieve the desired results that are outlined herein.

The Board of Directors, however, believes that these risks are offset by the risk of being delisted from the Nasdaq Capital Market. If DrugMax fails to regain compliance with Nasdaq’s continued listing requirements, DrugMax will likely commence trading either in the over-the-counter market on the OTC Bulletin Board or through what is referred to as the “pink sheets.” In that case, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, DrugMax’s common stock. In addition, if DrugMax’s common stock is not listed on Nasdaq and the trading price of the common stock remains below $5.00 per share, trading in the Company’s common stock would also be subject to certain rules promulgated under the United States Securities Exchange Act of 1934, which require additional sales practices by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). For example, broker-dealers must make a special suitability determination for the purchaser, receive the purchaser’s written consent to the transaction prior to sale, and make special disclosures regarding sales commissions, current stock price quotations, recent price information and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in DrugMax’s common stock, which could severely limit the market liquidity of DrugMax’s common stock and the ability of investors to trade the common stock.

Principal Effects of the Reverse Stock Split

Corporate Matters

If implemented, the reverse stock split will have the following effects on the number of shares of common stock outstanding:

•	Each old share of DrugMax will be exchanged for a lesser number of new shares based on the ratio determined by the Board of Directors;

•	The aggregate number of shares of DrugMax’s common stock issued and outstanding also will be reduced based on such ratio;

•	All outstanding options and warrants entitling the holders thereof to purchase shares of DrugMax’s common stock also will be adjusted based on such ratio; and

•	The number of shares reserved for issuance under DrugMax’s 1999 stock option plan and 2003 restricted stock plan also will be reduced based on such ratio.

The reverse stock split will be effected simultaneously for all DrugMax’s common stock and the exchange number will be the same for all of DrugMax’s common stock. The reverse stock split will affect all of DrugMax’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in DrugMax, except to the extent that the reverse stock split results in any of DrugMax’s stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders that hold less than a whole share after the reverse stock split. This, however, is not the purpose for which DrugMax is effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. DrugMax will continue to be subject to the periodic reporting requirements of the United States Securities Exchange Act of 1934.

Fractional Shares.

No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by the numerator of the ratio determined by the Board of Directors, will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will be based on the average closing price per share of DrugMax’s common stock as reported on Nasdaq for the 10 trading days immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where DrugMax is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares.

The reverse stock split will have no effect on the total number of DrugMax’s authorized shares of common and preferred stock.

Accounting Matters.

The reverse stock split will not affect the par value of DrugMax’s common stock. As a result, on the effective date of the reverse stock split, the stated capital on DrugMax’s consolidated balance sheet attributable to DrugMax’s common stock will be reduced based on the stock split ratio selected by the Board of Directors, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of DrugMax’s common stock will be increased because there will be fewer shares of DrugMax’s common stock outstanding.

Potential Anti-Takeover Effect.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of DrugMax’s Board of Directors or contemplating a tender offer or other transaction for the combination of DrugMax with another company), the reverse stock split proposal is not being proposed in response to any effort of which DrugMax is aware to accumulate DrugMax’s shares of common stock or obtain control of DrugMax, nor is it part of a plan by management to recommend a series of similar amendments to DrugMax’s Board of Directors and stockholders.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If DrugMax’s stockholders approve the reverse stock split and on or prior to March 31, 2007 the Board of Directors concludes that the reverse stock split is in the best interests of DrugMax and its stockholders, the Board shall set the ratio of the reverse stock split and DrugMax will file an amendment to its restated certificate of incorporation with the Corporate Secretary of State for the State of Nevada. The reverse stock split will become effective at the time specified in the amendment, which will most likely be some time shortly after the filing of the amendment and which is referred to as the “effective time.” Beginning at the effective time, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares.

In deciding at what ratio to effectuate the reverse stock split, the Board of Directors will consider DrugMax’s current stock price, the increase needed to regain compliance with the Nasdaq Capital Market’s continued listing requirements and, generally, the price which will be most appealing to investors, analyst, brokers, employees and other service providers.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. DrugMax expects that its transfer agent, Computershare Investor Services, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of old shares will be asked to surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in the letter of transmittal DrugMax sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

If your certificate representing shares of DrugMax’s common stock is lost, destroyed or stolen, you will be entitled to issuance of a new stock certificate representing post-split shares upon compliance with such requirements as DrugMax and its exchange agent customarily apply in connection with lost, destroyed or stolen certificates.

Even if the stockholders approve the reverse stock split, DrugMax reserves the right to not effect the reverse stock split if in the Board of Directors opinion it would not be in the best interests of DrugMax and its stockholders to effect such reverse stock split.

No Dissenter’s Rights

Under the Nevada Revised Statutes, DrugMax’s stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and DrugMax will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the old shares of DrugMax were, and the new shares that result from the reverse stock split will be, held as a “capital asset,” as defined in the United States Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of old shares for new shares pursuant to the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the old shares exchanged therefore. In general, stockholders who receive cash upon redemption of their fractional share interests in the new shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The United States federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the new shares will include the period during which the stockholder held the old shares surrendered in the reverse stock split.

DrugMax’s view regarding the tax consequence of the reverse stock split is not binding on the United States Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

DRUGMAX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE PROPOSAL TO EFFECT A REVERSE STOCK SPLIT, OR NOT TO COMPLETE THE REVERSE
STOCK SPLIT, IN THE DISCRETION OF THE BOARD, AT A RATIO OF BETWEEN ONE-FOR-TEN
AND ONE-FOR-TWO, TO BE IMPLEMENTED AT THE DISCRETION OF THE BOARD AND IN
ACCORDANCE WITH THE SUMMARY SET FORTH ABOVE.

OTHER MATTERS

We do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

SHARE OWNERSHIP OF DIRECTORS, CERTAIN EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

To the knowledge of the Company, the following table sets forth, as of March 31, 2006, information as to the beneficial ownership of the Company’s voting securities by (i) each person who beneficially owns more than 5% of the Company’s voting securities, (ii) each person serving the Company as a director on such date, (iii) each person serving the Company as an named executive officer on such date who qualifies as a Named Executive Officer, as defined in Item 403(a)(3) of Regulation S-K under the United States Securities Exchange Act of 1934, and (iv) all of the directors and named executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
MEDCAP MANAGEMENT & RESEARCH LLC (3) 500 Third Street, Suite 535, San Francisco, CA 94107	11,219,948	17.00%
C. FRED TONEY (3) 500 Third Street, Suite 535, San Francisco, CA 94107	11,219,948	17.00%
MEDCAP PARTNERS, LP (3) 500 Third Street, Suite 535, San Francisco, CA 94107	7,809,111	11.83%
MEDCAP MASTER FUND, L.P. (3) MEDCAP PARTNERS OFFSHORE, LTD. (3) c/o ATC Trustees (Cayman) Limited, Cayside, 2nd Floor, Harbour Drive, George Town, Grand Cayman, Cayman Islands.	3,844,781	5.79%
AMERISOURCE BERGEN DRUG CORPORTION (4) 1300 Morris Drive, Chesterbrook, PA	3,914,708	5.60%
ABS CAPITAL PARTNERS III, L.P. (5) 400 East Pratt St Ste 910, Baltimore MD 21202	6,183,444	9.15%
JANUS CAPITAL MANAGEMENT LLC(6) 151 Detroit Street, Denver CO 80206	7,202,898	10.91%
SF CAPITAL PARTNERS LTD. (7) c/o Stark Offshore Management LLC 3600 South Lake Drive St. Francis, WI 53235	5,208,000	7.74%
THIRD POINT, LLC. (8) 390 Park Avenue, 18th floor New York, New York 10022	6,175,000	9.06%
TRUSTMAN C/O STI CLASSIC SMALL CAP GROWTH FUND (9) c/o Trusco Capital Management 50 Hurt Plaza, Suite 1400 Atlanta, GA 30303	3,904,500	5.80%
DELTA PARTNERS LLC (10) One International Place, Suite 2401 Boston, MA 02110	3,777,000	5.62%
J. STEVEN EMERSON (11) 1522 Enslay Avenue Century City, CA 90024	4,858,700	7.29%

Officers and Directors
Edgardo A. Mercadante (12)	1,537,847	2.29%
James E. Searson (13)	183,000	*
James S. Beaumariage (14)	193,314	*
Allison D. Kiene (15)	65,009	*
Peter J. Grua (16)	1,658,870	2.50%
Dr. Philip P. Gerbino (17)	80,003	*
Mark T. Majeske (18)	57,003	*
Dr. Rakesh K. Sharma (19)	57,003	*
Jugal K. Taneja (20)	1,772,210	2.67%
Laura L. Witt (21)	6,278,447	9.28%
All Directors and Executive Officers as a group	11,882,706	16.96%

*		Less than 1% of the outstanding common stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 312 Farmington Avenue, Farmington, CT 06032-1968. Shares of the common stock of the Company are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DMAX.”

(2) Based on 66,007,406 shares of common stock and no shares of preferred stock outstanding as of March 31, 2006 plus any vested warrants or options for each beneficial owner. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of vested restricted stock and of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2006 (“Presently Exercisable Securities”) are deemed outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage of any other person or entity.

(3) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on January 27, 2006. Such amount does not include 3,904,556 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise. Medcap Management & Research LLC, as general partner and investment manager of MedCap Partners and MedCap Master Fund, and C. Fred Toney as managing member of Medcap Management & Research LLC, may be deemed to beneficially own the securities owned by MedCap Partners and MedCap Master Fund in that they may be deemed to have the power to direct the voting or disposition of the Securities. Medcap Management & Research LLC and C. Fred Toney disclaim beneficial ownership as to such securities, except to the extent of their respective pecuniary interests therein.

(4) The Selling Shareholder has contractually agreed to restrict its ability to convert its debenture and receive shares of our common stock such that the number of shares of common stock held by it after such conversion or exercise does not exceed 9.99%.

(5) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13D, as amended, filed by this entity with the United States Securities and Exchange Commission on October 19, 2005 such amount includes 1,561,791 warrants to purchase common stock. The shares are owned by ABS Capital Partners III, L.P. ABS Partners III, L.L.C., as the General Partner, and Donald B. Hebb, Jr, Timothy T. Weglicki and John D. Stobo, Jr, as the Managing Members of the General Partner are indirect beneficial owners of the reported securities. The General Partner and Managing Members disclaim beneficial ownership of theses shares except to the extent of their respective pecuniary interest therein. Laura Witt, a director of DrugMax, is a manager of the general partner of ABS Capital Partners III, L.P. Ms. Witt disclaims beneficial ownership of all such securities held by ABS Capital Partners III, L.P., except to the extent of her proportionate pecuniary interests therein.

(6) Janus Capital has an indirect 82.5% ownership stake in Enhanced Investment Technologies LLC ("INTECH") and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC ("Perkins Wolf"). Due to the above ownership structure, holdings for Janus Capital, Perkins Wolf and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins Wolf and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 7,202,898 shares of the shares outstanding of DrugMax common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus Venture Fund is an investment company registered under the Investment Company Act of 1940 and is one of the Managed Portfolios to which Janus Capital provides investment advice. In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on February 10, 2006. Such amount does not include 3,050,000 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(7) Michael A. Roth and Brian J. Stark may be deemed to be the control persons of the shares owned by such entity. In calculating the beneficial ownership of this entity, the Corporation has relied upon the Schedule 13G, filed by this entity with the United States Securities and Exchange Commission on October 4, 2005. Such amount includes 1,302,000 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(8) Third Point LLC (f/k/a Third Point Management Company L.L.C.), a Delaware limited liability company (the "Management Company"), serves as investment manager or adviser to a variety of hedge funds and managed accounts. Mr. Daniel S. Loeb, who is the Chief Executive Officer of the Management Company may be deemed to be the control person of the shares beneficially owned. In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on February 13, 2006. Such amount includes 2,175,000 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(9) The Company believes Mark Garfinkel may be deemed to be the control person for the shares owned by such entity. Such amount includes 1,301,500 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(10) Shares reported for Delta Partners, LLC and Charles Jobson include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, and Prism Partners QP, LP. Shares reported for Charles Jobson also include shares beneficially owned by Tetra Capital Partners, LP and Tetra Offshore fund Limited. In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on February 13, 2006. Such amount includes 1,250,000 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(11) J. Steven Emerson may be deemed to be the control person of shares held by Emerson Partners, and Emerson Family Foundation. In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G filed by this entity with the United States Securities and Exchange Commission on January 26, 2006. Such amount includes 651,000 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(12) Edgardo A. Mercadante serves as our President, Chief Executive Officer and Chairman of the Board and owns 291,175 shares and 1,246,672 shares issuable upon exercise of Presently Exercisable Securities.

(13) James E. Searson serves as our Senior Vice President, Chief Operating Officer and Director and owns 28,000 shares and 155,000 shares issuable upon exercise of Presently Exercisable Securities.

(14) James S. Beaumariage serves as our Senior Vice President, Operations, Familymeds, Inc. and owns 50,000 shares and 143,314 shares issuable upon exercise of Presently Exercisable Securities.

(15) Allison D. Kiene serves as our Senior Vice President, General Counsel and Corporate Secretary owns 20,000 shares and 45,009 shares issuable upon exercise of Presently Exercisable Securities.

(16) Peter J. Grua serves as a director of DrugMax, Inc. and owns 15,003 shares and 70,252 shares issuable upon exercise of Presently Exercisable Securities. As an officer of HLM Management, Mr. Grua may be deemed to beneficially own an additional 1,573,615 shares of common stock. He disclaims beneficial ownership of all such securities held by all such entities, except to the extent of his proportionate pecuniary interests therein. For Validus L.P. includes 203,622 warrants to purchase common stock. For HLM/CB Fund, L.P., includes 81,712 warrants to purchase common stock. For HLM/UH Fund, L.P., includes 112,123 warrants to purchase common stock.

(17) Dr. Philip P. Gerbino serves as a director of DrugMax, Inc. and owns 30,003 shares and 50,000 shares issuable upon exercise of Presently Exercisable Securities.

(18) Mark T. Majeske, serves as a director of DrugMax, Inc. and owns 12,003 shares and 45,000 shares issuable upon exercise of Presently Exercisable Securities.

(19) Dr. Rakesh K. Sharma, serves as a director of DrugMax, Inc. and owns 12,003 shares and 45,000 shares issuable upon exercise of Presently Exercisable Securities.

(20) Jugal K. Taneja serves as a director of DrugMax, Inc. Includes the following shares and warrants beneficially owned: 21st Century Healthcare Fund LLC, 300,000; Carnegie Capital, 422,555; Dynamic Health Products, 122,462; First Delhi Trust, 48,378; and Manju Taneja, his spouse, 469,510. Mr. Taneja disclaims beneficial ownership of all such securities held by his wife. Mr. Taneja owns 1,519,710 shares and 252,500 shares issuable upon exercise of Presently Exercisable Securities.

(21) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13D, as amended, filed by this entity with the United States Securities and Exchange Commission on October 19, 2005 and includes 1,561,791 warrants to purchase common stock. The shares are owned by ABS Capital Partners III, L.P. ABS Partners III, L.L.C., as the General Partner, and Donald B. Hebb, Jr, Timothy T. Weglicki and John D. Stobo, Jr, as the Managing Members of the General Partner are indirect beneficial owners of the reported securities. The General Partner and Managing Members disclaim beneficial ownership of theses shares except to the extent of their respective pecuniary interest therein. Laura Witt, a director of DrugMax, is a manager of the general partner of ABS Capital Partners III, L.P. Ms. Witt disclaims beneficial ownership of all such securities held by ABS Capital Partners III, L.P., except to the extent of her proportionate pecuniary interests therein. Ms. Witt owns 25,003 shares and 70,000 shares issuable upon exercise of Presently Exercisable Securities.

EXECUTIVE COMPENSATION AND RELATED MATTERS

NAMED EXECUTIVE OFFICERS

Listed below are the Company’s Named Executive Officers and their respective backgrounds, excluding Mr. Mercadante and Mr. Searson, who are listed under the “Nominee” section of “Proposal No. 1 Election of Directors” in this proxy statement.

James A. Bologa joined the Company as Senior Vice President, Chief Financial Officer on April 13, 2006. Prior to that, since 2004, Mr. Bologa served as Executive Vice President and Chief Financial Officer of Daticon, Inc., a privately held company, providing electronic document management conversion services. From 2001 to 2004, Mr. Bologa served as Vice President and Controller of TranSwitch Corporation (Nasdaq: TXCC), a communications semiconductor company. Prior to working for TranSwitch Corporation, beginning in 2000, Mr. Bologa served as Chief Financial Officer of Katerra Corporation, a privately held company developing internet gaming software. Mr. Bologa, a certified public accountant, began his career with PricewaterhouseCoopers LLP. Mr. Bologa has a B.S. in Accounting from Elmira College. He is a member of the New York State Society and the American Institute of Certified Public Accountants.

James S. Beaumariage has served as Senior Vice President of Operations for Familymeds, Inc. (a wholly-owned subsidiary of DrugMax since 1998. Prior to joining Familymeds, Mr. Beaumariage served as Manager of Third-Party Administration for CVS, from June 1994 until January 1996, and as Manager of Pharmacy Development from February 1993 until June 1994. Mr. Beaumariage held the position of Regional Pharmacy Supervisor of CVS/People’s Drug from May 1988 until February 1993. Mr. Beaumariage is a licensed pharmacist. Mr. Beaumariage has served as a member of the Connecticut Department of Social Services Pharmacy Advisory Panel. Mr. Beaumariage holds a B.S. in Pharmacy from Duquesne University and has completed the J. L. Kellogg Graduate School of Management Executive Program at Northwestern University.

Allison D. Kiene has served as the Company’s Senior Vice President, General Counsel and Corporate Secretary since November 12, 2004. Prior to that, since September 2002, she served in a similar capacity for FMG. Prior to joining FMG in September 2002, Ms. Kiene served as Regulatory Law Counsel for The Stop & Shop Supermarket Company headquartered in Quincy, MA from March 2000 until September 2002. Ms. Kiene previously served as a Pharmacy Manager for Stop & Shop Pharmacy from April 1994 until March 2000. Ms. Kiene is admitted to the Bar in Connecticut, Massachusetts, and New York. She also maintains her license to practice pharmacy in both Connecticut and New York. Ms. Kiene received her Bachelor of Science degree in Pharmacy from the University of Connecticut School of Pharmacy and her Juris Doctor degree from the University of Connecticut School of Law.

COMPENSATION TO EXECUTIVE OFFICERS

The following summary compensation table sets forth the cash and non-cash compensation paid during the past three fiscal years to (a) the individual serving as the Company’s Chief Executive Officer during the fiscal year ended December 31, 2005 and (b) the four most highly compensated named executive officers of the Company, receiving compensation of at least $100,000, during the fiscal year ended December 31, 2005 (the “Named Executive Officers”):

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year Ended	Salary	Bonus	Other Compensation (1)	Restricted Stock Awards (2)	# of United States Securities Underlying Options	All Other Compensation (3)
Edgardo A. Mercadante, Chairman of the Board and Chief Executive Officer	2005	$346,466	$ -	$11,638	$278,000 (4)	425,000	$15,633
	2004	$340,157	$30,000	$ -	$966,348(4)	1,221,672	$14,823
	2003	$329,500	$30,000	$ -	$ -(4)	-	$14,341

Jugal K. Taneja, Former Chairman of the Board	2005	$360,549	$ -	$12,600	$23,739(4)	35,000	$10,000
	2004	$207,692	$40,000	$24,100	$ -(4)	-	$ -
	2003	$197,439	$18,500	$23,850	$ -(4)	42,500	$ -

James E. Searson, Senior Vice President, Chief Financial Officer (5)	2005	$144,231(5)	$25,000(5)	$25,900	$183,850(4)	350,000	$3,385
	2004	$ -	$ -	$ -	$ -	-	$ -
	2003	$ -	$ -	$ -	$ -	-	$ -

Allison D. Kiene, Senior Vice President, General Counsel & Corporate Secretary	2005	$166,346	$ -	$11,639	$ -	165,000	$255
	2004	$156,538	$35,000	$3,393	$74,000(4)	31,675	$4,214
	2003	$145,385	$25,000	$1,968	$ -	-	$1,178

James S. Beaumariage, Senior Vice President, Operations, Familymeds, Inc.	2005	$191,889	$ -	$777	$ -(4)	125,000	$5,150
	2004	$188,395	$20,000	$ -	$185,000(4)	143,314	$5,050
	2003	$182,492	$20,000	$ -	$ -(4)	-	$6,338

(1)	Represents amounts relating to reimbursed pharmacy and medical expenses, club dues and auto allowances. For Mr. Taneja, amounts also include director compensation for 2003 and 2004.
(2)
Represents the value of restricted stock granted to the named executive officers based upon the closing price of the Company’s common stock on the grant date of their respective shares. The restricted stock was granted under the Company’s 2003 Restricted Stock Plan.

(3)	Represents amounts contributed to defined benefit plans and premiums paid on life insurance.
(4)
Amounts shown under Restricted Stock Awards represent the grant date values of our restricted stock awarded to the named executive officers. Each named executive officer held restricted stock at December 31, 2005, in the aggregate number of shares of our common stock and the aggregate value at that date, as follows: Mr. Edgardo A. Mercadante-461,175 shares, $590,304; Mr. Jugal K. Taneja-21,008 shares, $26,890; Mr. James E. Searson-115,000 shares, $147,200; Mrs. Allison D. Kiene-20,000 shares, $25,600; and Mr. James S. Beaumariage-50,000 shares, $64,000. As of December 31, 2005, all restricted stock awards granted on November 12, 2004 are fully vested. All restricted stock awards granted on October 7, 2005 will vest 2/3 and 1/3 on October 7, 2006 and 2007, respectively. Holders of restricted stock have the same voting rights as other holders of our common stock, however, holders are not entitled to any dividends during the vesting period. The Company's closing stock price was $1.28 on December 30, 2005.

(5)
Represents salary from May 23, 2005 through December 31, 2005. Additionally, Mr. Searson was paid a sign on bonus of $25,000. Mr. Searson’s annual base salary is $250,000. Effective April 13, 2006, Mr. Searson was named Chief Operating Officer.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information as to options granted to each of the Named Executive Officers of the Company during fiscal year ended December 31, 2005. All such options were granted under the 1999 Incentive and Non-Statutory Stock Option Plan.

					Potential Realizable Value at Assumed annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of United States Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price ($ per Share) (2)	Expiration Date	5%	10%
Edgardo A. Mercadante	25,000	2%	$3.11	1/19/2015	$50,525	$126,507
	400,000	25%	$1.39	10/7/2015	$349,665	$886,121
James E. Searson	150,000	9%	$2.80	6/1/2015	$283,682	$700,497
	200,000	12%	$1.39	10/7/2015	$174,833	$443,060
Jugal K. Taneja	25,000	2%	$3.11	1/19/2015	$50,525	$126,507
	10,000	1%	$1.19	12/12/2015	$6,507	$17,409
James S. Beaumariage	125,000	8%	$1.20	9/27/2015	$116,731	$274,725

Allison D. Kiene	40,000	2%	$2.80	6/1/2015	$75,649	$186,799
	125,000	8%	$1.20	9/27/2015	$116,731	$274,725

(1)
Options to purchase a total of 1,618,970 shares of common stock were granted in fiscal year ended December 31, 2005 to employees and directors (including the Named Executive Officers) under the Company’s 1999 Incentive and Non-Statutory Stock Option Plan.

(2)
The exercise price was the fair market value of a share of the Company’s common stock at the time of grant as determined in accordance with the Company’s 1999 Incentive and Non-Statutory Stock Option Plan.

(3)
Potential realizable value is based on the assumption that the common stock appreciates at the annual rate shown (compounded annually) from the due date of grant until the expiration of the option term. Stock price appreciation of 5% and 10% is based on the fair market value at the time of grant and assumes that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price, pursuant to rules promulgated by the United States Securities and Exchange Commission. The potential realizable value does not represent the Company’s prediction of its stock price performance. This table does not take into account any appreciation or depreciation in the fair value of the common stock from the date of grant to date. There can be no assurance that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The following table provides information as to options exercised by each of the Named Executive Officers of the Company during the fiscal year ended December 31, 2005. The table sets forth the value of options held by such officers at year end measured in terms of the closing price of the Company’s common stock on December 31, 2005.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edgardo A. Mercadante	—	—	25,000	1,621,672	$—	$867,387
James E. Searson	—	—	87,500	262,500	$—	$—
Jugal K. Taneja	—	—	252,500	—	$900	$—
James S. Beaumariage	—	—	—	268,314	$—	$111,753
Allison D. Kiene	—	—	13,334	183,341	$—	$32,489

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

Edgardo A. Mercadante—Mr. Mercadante serves as the Company’s Chairman of the Board, President and Chief Executive Officer. On March 31, 2006, the Company entered into a new employment agreement with Mr. Mercadante. The initial term of Mr. Mercadante’s agreement terminates on November 30, 2008, and is subject to successive, automatic one-year renewals, unless one party notifies the other of its desire not to renew the agreement. The agreement provides an initial salary of approximately $346,000, which represents no change from fiscal year ended December 31, 2005, and for bonuses as determined by the Board of Directors. For 2006, the employment agreement requires, if the Company achieves the performance levels set by the board, that Mr. Mercadante receive a cash bonus equal to 100% of his salary. Additionally, at the end of the first year of the initial term of the employment, the Company is required to issue to Mr. Mercadante stock options and restricted stock at fair market value and comparable in amounts to those issued to a president, chief executive officer and chairman of the Board of Directors of a comparable publicly traded corporation. The agreement also contains standard termination provisions for disability, for cause, and for good reason, and it also contains confidentiality and non-competition provisions that prohibit Mr. Mercadante from disclosing certain information belonging to the Company and from competing against the Company. If the employment agreement is terminated other than for cause prior to November 30, 2009, or if the Company fails to renew the agreement at least through November 30, 2009, the Company is required to continue to pay to Mr. Mercadante (or to his estate in the event of termination due to his death) two year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

Jugal K. Taneja—Mr. Taneja currently serves as a director of the Company and from the date of the Merger until November 30, 2005 he served as the Company’s Co-Chairman of the Board. On June 7, 2005, as contemplated by the Merger, the Company entered into a new employment agreement with Mr. Taneja. The initial term of Mr. Taneja’s agreement terminated on November 30, 2005. The agreement had provided for an initial annual base salary of $346,466, plus bonuses as determined by the Board of Directors. The agreement contains confidentiality and non-competition provisions that prohibit Mr. Taneja from disclosing certain information belonging to the Company and from competing against the Company. The employment agreement was terminated on November 30, 2005. Therefore, the Company is required to continue to pay to Mr. Taneja (or to his estate in the event of termination due to his death) his compensation and other benefits until November 30, 2007, subject to the terms of the agreement.

James E. Searson—Mr. Searson currently serves as the Company’s Senior Vice President and Chief Operating Officer. On June 7, 2005, the Company entered into a new employment agreement with Mr. Searson. The initial term of Mr. Searson’s agreement terminates on May 23, 2006, and is subject to successive, automatic one-year renewals, provided that either party may terminate the agreement at any time by providing 90-days prior written notice. The agreement provides for an initial annual base salary of $250,000, plus bonuses as determined by the Board of Directors of up to 45% of his annual base compensation. The agreement also contains standard termination provisions for disability, for cause, and for good reason, and it also contains confidentiality provisions that prohibit Mr. Searson from disclosing certain information belonging to the Company. If the Company terminates the employment agreement other than for cause, death or disability prior to May 23, 2006, the Company is required to pay to Mr. Searson an amount equal to the monthly portion of his annual base compensation multiplied by the greater of 12 months or the number of months remaining in the term of the agreement.

James A. Bologa - Mr. Bologa serves as DrugMax’s Senior Vice President and Chief Financial Officer. On March 30, 2006, DrugMax, Inc. entered into an employment agreement with Mr. Bologa. The initial term of the agreement ends on April 12, 2009, provided that the agreement will renew automatically for successive one-year terms, except that after the initial term either party may terminate the agreement by providing the other party notice of termination 90 days prior to the proposed termination date. Pursuant to the agreement, Mr. Bologa will receive a base salary of $240,000. Additionally, Mr. Bologa will be entitled to participate, at the discretion of the board, in any incentive or bonus plan adopted by the compensation committee, based on performance goals set by the board from time to time. As a signing bonus, effective on the date his employment commences (April 13, 2006), Mr. Bologa will receive an option to purchase up to 100,000 shares of DrugMax common stock at fair market value on April 13, 2006 and a grant of 100,000 shares of DrugMax restricted common stock. Mr. Bologa’s employment agreement also contains standard termination provisions for disability, for cause, and for good reason, and it also contains non-compete and confidentiality provisions that prohibit him from disclosing certain information belonging to DrugMax.

James S. Beaumariage—Mr. Beaumariage is the Senior Vice President of Operations for Familymeds, Inc. (a wholly-owned subsidiary). In May 1998, Familymeds, Inc. entered into an employment agreement with Mr. Beaumariage, which was amended August 8, 2002 and August 13, 2004. The amended agreement provides for a two-year term and is subject to automatic one-year renewals. The agreement provides a minimum annual base salary of $191,889, plus bonuses and stock options as determined by the Board of Directors. Mr. Beaumariage’s employment agreement contains standard termination provisions for disability, for cause, and for good reason, and it also contains non-compete and confidentiality provisions that prohibit him from disclosing certain information belonging to the Company.

Allison D. Kiene—Ms. Kiene serves as the Company’s Senior Vice President, General Counsel and Corporate Secretary. In September 2002, Familymeds Group, Inc. entered into an employment agreement with Ms. Kiene, which was amended on August 13, 2004. The amended agreement provides a two-year term and automatic one-year renewals. The agreement provides a minimum annual base salary of $165,000 plus bonuses as determined by the Board of Directors. Ms. Kiene’s employment agreement contains standard termination provisions for disability, for cause, and for good reason, and it also contains non-compete and confidentiality provisions that prohibit her from disclosing certain information belonging to the Company.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2005. Information is included for both equity compensation plans approved by the Company’s stockholders and equity compensation plans not approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plan approved by securities holders (1)	3,770,760	$1.35	2,229,240
Equity compensation plan not approved by security holders	—	—	—
Total	3,770,760	$1.35	2,229,240

1.
Equity compensation plans approved by stockholders include the 1999 Incentive and Non-Statutory Stock Option Plan and the 2003 Restricted Stock Plan. All shares to be issued upon exercise in column (a) and the weighted average exercise price in column (b) represent shares to be issued upon the exercise of options granted under the 1999 Incentive and Non-Statutory Stock Option Plan. 1,156,845 restricted shares granted under the 2003 Restricted Stock Plan have been excluded from the above table.

COMPENSATION COMMITTEE REPORT

During fiscal year ended December 31, 2005, the Compensation Committee of the Board of Directors met six times. The Compensation Committee oversees the Company’s compensation program. The goals of the Company’s compensation program are to attract, retain, motivate and reward highly qualified management personnel and to provide them with long-term career opportunities. The Company’s compensation philosophy is to provide its executives with a competitive total compensation package which motivates superior job performance, the achievement of the Company’s business objectives, and the enhancement of stockholder value.

Compensation of the Company’s named executive officers is reviewed annually by the Board of Directors and the Compensation Committee. Changes proposed for these employees are evaluated and approved by the Compensation Committee on an individual basis. The Company’s general approach to compensating named executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other similar companies, although the Company does not attempt to meet salary levels of such companies. Instead, the Committee sets overall compensation at a level it believes to be fair, based upon a subjective analysis of the individual executive’s experience and past and potential contributions to the Company. To assist in determining appropriate overall compensation, the Compensation Committee has engaged a compensation specialist to review information regarding revenues, income, and executive compensation for other similarly situated public companies, and to make recommendations to the Committee.

Restricted stock and stock option grants to employees of the Company, including the Chief Executive Officer, are made at the discretion of the Compensation Committee pursuant to the Company’s 1999 Incentive and Non-Statutory Stock Option Plan and the 2003 Restricted Stock Plan. Factors and criteria to be used by the Compensation Committee in the award of restricted stock and stock options include individual responsibilities, individual performance and direct and indirect contributions to the profitability of the Company.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Peter J. Grua, Chair
Mark T. Majeske
Dr. Rakesh K. Sharma.

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative five-year total stockholder returns for the Company’s common stock, with the cumulative return of the Nasdaq Stock Market—U.S. Index and a Company defined industry peer group. The Company defined industry peer group of companies selected by the Company includes the Company’s publicly-held competitors in the specialty pharmacy and drug distribution industry including Allion Health Care Inc., Allscripts Healthcare Solutions, Inc. and others in the SIC group 5122. The graph assumes the investment of $100 on December 31, 2000. The comparisons reflected in the table and graph, however, are not intended to forecast the future performance of the common stock and may not be indicative of such future performance. Further, the comparability of the Company against the peer group should be considered in light of the merger of DrugMax, Inc. and Familymeds Group, Inc. in November 2004, prior to which the Company did not conduct any retail pharmacy operations, and the Company’s recent decision (in the third quarter of 2005) to discontinue substantially all of its full-line drug distribution operations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the United States Securities Exchange Act of 1934 requires the Company’s named executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the United States Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by the United States Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of the forms furnished to it or written representations from the reporting persons that no reports were required, the Company believes that, during its fiscal year ended December 31, 2005, all of its named executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR OUR ANNUAL MEETING IN 2007

Any stockholder intending to present a proposal at the 2007 annual meeting in accordance with Rule 14a-8 under the United States Securities Exchange Act of 1934 for inclusion in the Company’s proxy materials for such annual meeting must, in addition to annual meeting other applicable requirements under the rules and regulations of the United States Securities and Exchange Commission and the Company’s Bylaws, submit such proposal to Allison D. Kiene, Corporate Secretary, in writing no later than January 26, 2007. The complete Bylaw provisions governing stockholder proposals are available to any stockholder without charge upon request from the Corporate Secretary of the Company.

HOUSEHOLDING

Unless it has received contrary instructions, the Company may send a single copy of this proxy statement to any household at which two or more Company stockholders reside if Company believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce Company’s expenses.

If you would like to receive your own proxy, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single proxy, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent, Computershare Investor Services, and inform them of your request by calling them at (303) 262-0600 or writing to them at 350 Indiana Street, Suite 800, Golden, CO, 80401; or

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

A copy of the Company’s annual report for the year ended December 31, 2005, including financial statements, accompanies this proxy statement. In addition, the Company filed an annual report on Form 10-K with the United States Securities and Exchange Commission on March 31, 2006. Stockholders may obtain a copy of the Form 10-K, without charge, by writing to: Brandi Piacente, The Piacente Group, 475 Park Avenue South, Fifth Floor, New York, NY 10016, call 212-481-2050 or e-mail brandi@thepiacentegroup.com or this report on Form 10-K can be found at the United States Securities and Exchange Commission website at www.sec.gov.

 DRUGMAX, INC.
312 Farmington Avenue, Farmington, CT 06032-1968

PROXY FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2006

The undersigned, having received notice of the annual meeting of DrugMax, Inc. to be held at 10:00 a.m. (Eastern Time), on Wednesday, June 23, 2006 (the “annual meeting”), hereby designates and appoints Edgardo A. Mercadante and James A. Bologa, or either of them, with authority to act without the other, as proxies for the undersigned, with full power of substitution and resubstitution, to vote all of the shares of common stock which the undersigned is entitled to vote at the annual meeting and at any adjournment thereof, such proxies being directed to vote as specified on the reverse side of this proxy card.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF DRUGMAX, INC. AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL BE VOTED “FOR” PROPOSAL 1, 2, 3, AND 4 IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF, PROVIDED THAT THIS PROXY WILL NOT BE VOTED TO ELECT MORE THAN EIGHT DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING MATTERS. PLEASE MARK AN “X” IN ONE SPACE. TO BE EFFECTIVE, THIS PROXY MUST BE DEPOSITED AT THE COMPANY’S REGISTRARS NOT LATER THAN 48 HOURS BEFORE THE TIME APPOINTED FOR THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

1. Proposal to elect the following eight (8) nominees as Directors: Dr. Philip P. Gerbino, Peter J. Grua, Mark T. Majeske, Edgardo A. Mercadante, James E. Searson, Dr. Rakesh K. Sharma, Jugal K. Taneja and Laura L. Witt.

FOR                WITHHELD
  ☐                            ☐

FOR, EXCEPT VOTE WITHHELD
FOR THE FOLLOWING NOMINEE(S):_____________________________________________________
______________________________________________________________

2. Proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 30, 2006.

FOR AGAINST WITHHELD
  ☐                        ☐                              ☐

3. Proposal to amend the Company’s Certificate of Incorporation to change the name of the Company to Familymeds Group, Inc.

FOR AGAINST WITHHELD
  ☐                        ☐                              ☐

4. Proposal to empower the Board of Directors, in its discretion, to undertake a reverse stock split of DrugMax’s common stock at a ratio of between one-for-ten and one-for-two at any time on or prior March 31, 2007, or not to complete the reverse stock split.

☐	☐	☐
FOR	AGAINST	WITHHELD

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

Dated

Signature

Signature if held jointly

IMPORTANT: Please sign exactly as your name appears on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.